CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 27, 2015, accompanying the financial statements of California Investors' Quality Tax-Exempt Trust, Series 44 (included in Van Kampen Unit Trusts, Municipal Series 972) as of December 31, 2014, and for the period from January 13, 2012 (date of deposit) through December 31, 2012 and for each of the two years in the period ended December 31, 2014 and the financial highlights for the period from January 13, 2012 (date of deposit) through December 31, 2012 and for each of the two years in the period ended December 31, 2014, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-172746) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 27, 2015